Exhibit 10.18

RESACA EXPLOITATION, INC.

NONQUALIFIED STOCK OPTION AGREEMENT
(UK ELIGIBLE OPTIONEE)

Optionee: John William Sharp Bentley

1.             Grant of Stock Option.   As of the Grant Date (identified in Section 20 below), Resaca Exploitation, Inc., a Texas corporation (the “Company”) hereby grants a Nonqualified Stock Option (the “Option”) to the Optionee (identified above), a citizen of the United Kingdom, and an Outside Director of the Company, to purchase the number of shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), identified in Section 20 below (the “Shares”), subject to the terms and conditions of this agreement (the “Agreement”) and the Resaca Exploitation, Inc. 2008 Stock Incentive Plan (the “Plan”). The Plan is hereby incorporated herein in its entirety by reference. The Shares, when issued to Optionee upon the exercise of the Option, shall be fully paid and nonassessable. The Option is not an “incentive stock option” as defined in Section 422 of the U.S. Internal Revenue Code.

2.             Definitions.   All capitalized terms used herein shall have the meanings set forth in the Plan unless otherwise provided herein. Section 20 sets forth meanings for certain of the capitalized terms used in this Agreement.

3.             Option Term.   The Option shall commence on the Grant Date (identified in Section 20 below) and terminate on the eighth (8th) anniversary of the Grant Date as specified in Section 20. The period during which the Option is in effect and may be exercised is referred to herein as the “Option Period”.

4.             Option Price.   The Option Price per Share is identified in Section 20.

5.             Vesting.   The total number of Shares subject to this Option shall vest in accordance with the Vesting Schedule (described in Section 20). The Shares may be purchased at any time after they become vested, in whole or in part, during the Option Period; provided, however, the Option may only be exercisable to acquire whole Shares. The right of exercise provided herein shall be cumulative so that if the Option is not exercised to the maximum extent permissible after vesting, the vested portion of the Option shall be exercisable, in whole or in part, at any time during the Option Period.

6.             Method of Exercise.   The Option is exercisable by delivery of a written notice to the Secretary of the Company, signed by the Optionee, specifying the number of Shares to be acquired on, and the effective date of, such exercise. The Optionee may withdraw notice of exercise of this Option, in writing, at any time prior to the close of business on the business day that immediately precedes the proposed exercise date.

7.             Method of Payment.   Subject to applicable provisions of the Plan, the Option Price upon exercise of the Option shall be payable to the Company in full either: (i) in cash or its equivalent; (ii) subject to prior approval by the Committee in its discretion, by tendering previously acquired Shares having an aggregate Fair Market Value (as defined in the Plan) at the time of exercise equal to the total Option Price; (iii) subject to prior approval by the Committee in its discretion, by withholding Shares which otherwise would be acquired on exercise having an aggregate Fair Market Value at the time of exercise equal to the total Option Price; or (iv) any other permitted method pursuant to the applicable terms and conditions of the Plan.

As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to or on behalf of the Optionee, in the name of the Optionee or other appropriate recipient, Share certificates or other evidence of ownership for the number of Shares purchased under the Option.

8.             Restrictions on Exercise.   The Option may not be exercised if the issuance of such Shares or the method of payment of the consideration for such Shares would constitute a violation of any applicable federal or state securities or other laws or regulations, or any rules or regulations of any stock exchange on which the Common Stock is listed. In addition, Optionee understands and agrees that the Option cannot be exercised if the Company determines that such exercise, at the time of such exercise, will be in violation of the Company’s insider trading policy.

9.             Termination of Employment.   Voluntary or involuntary termination of Employment shall affect Optionee’s rights under the Option as follows:

(a)           Termination for Cause or Removal from the Board.   The non-vested portion of the Option shall expire and terminate on the date of termination of Employment and shall not be exercisable to any extent if Optionee’s Employment is terminated for Cause (as defined in the Plan at the time of such termination of Employment) or if Optionee’s Employment is terminated as a result of Optionee’s removal from the Board in any manner except upon the failure to be re-elected to the Board by the Company’s shareholders. The vested portion of the Option shall expire on the thirty (30) day anniversary of the termination of Employment to the extent not previously exercised by Optionee. In no event may the Option be exercised after the earlier of (i) the expiration of the Option Period or (ii) the thirty (30) day anniversary of the date of termination of Employment for Cause or as a result of Optionee’s removal from the Board in any manner except upon the failure to be re-elected to the Board by the Company’s shareholders.

(b)           Voluntary Termination.   If Optionee’s Employment is voluntarily terminated, then (i) the non-vested portion of the Option shall immediately expire on the termination date and (ii) the vested portion of the Option shall expire to the extent not previously exercised within one (1) year after such termination date. In no event may the Option be exercised by anyone after the earlier of (i) the expiration of the Option Period or (ii) one (1) year after the termination of Employment date even if Optionee becomes deceased during such period.

(c)           Death or Disability.   If Optionee’s Employment is terminated due to death or Disability (as defined in the Plan at the time of such termination), then (i) the Option shall immediately become fully vested on the termination of Employment date and (ii) the vested portion of the Option shall expire on the one (1) year anniversary date of the termination of Employment date to the extent not previously exercised by Optionee or, in the case of death, by the person or persons to whom Optionee’s rights under the Option have passed by will or by the laws of descent and distribution or, in the case of Disability, by Optionee or Optionee’s legal representative. In no event may the Option be exercised by anyone on or after the earlier of (i) the expiration of the Option Period or (ii) one (1) year after the date of termination of Employment due to Optionee’s death or Disability.

(d)           Other Involuntary Termination. If Optionee’s Employment is terminated for any reason other than for Cause, removal from the Board in any manner except upon the failure to be re-elected to the Board by the Company’s shareholders, death, Disability, or voluntary termination, then (i) the non-vested portion of the Option shall immediately become fully vested on the termination of Employment date and (ii) the vested portion of the Option shall expire to the extent not previously exercised within one (1) year after such termination date. In no event may the Option be exercised by anyone after the earlier of (i) the expiration of the Option Period or (ii) one (1) year after the termination of Employment date even if Optionee becomes deceased during such period.

10.          Independent Legal and Tax Advice.   Optionee acknowledges that the Company has advised Optionee to obtain independent legal and tax advice regarding the grant and exercise of the Option and the disposition of any Shares acquired thereby.

11.          Reorganization of Company.   The existence of the Option shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12.          Adjustment of Shares.   In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving Company, appropriate adjustments shall be made to the terms and provisions of the Option as provided in the Plan.

13.          No Rights in Shares.   Optionee shall have no rights as a shareholder in respect of the Shares until the Optionee becomes the record holder of such Shares.

14.          Investment Representation.   Optionee will enter into such written representations, warranties and agreements as Company may reasonably request in order to comply with any federal or state securities law. Moreover, any stock certificate for any Shares issued to Optionee hereunder may contain a legend restricting their transferability as determined by the Company in its discretion. Optionee agrees that Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of Shares hereunder to comply with any law, rule or regulation that applies to the Shares subject to the Option.

15.          No Guarantee of Employment.   The Option shall not confer upon Optionee any right to continued Employment with the Company or any affiliate thereof. If an Optionee shall cease for any reason to be an Outside Director of the Company the Optionee shall not be entitled, by way of compensation for loss of office or otherwise howsoever, to any sum or any benefit to compensate the Optionee for the loss of any right or benefit accrued or in prospect under the Plan.

16.          Withholding of Taxes.   The Company shall have the right to (a) make deductions from the number of Shares otherwise deliverable upon exercise of the Option in an amount sufficient to satisfy withholding of any federal, state, local or foreign taxes required by law, or (b) take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations. The provisions of Section 17 shall also apply.

17.          Collection of Tax and National Insurance Contributions.

(a)           Where the Company is liable to account to any tax authority (including HM Revenue & Customs or its equivalent in an overseas jurisdiction) for any tax (including income tax and national insurance contributions or their equivalent in an overseas jurisdiction) payable by the Optionee in respect of or in connection with any benefit or payments receivable by the Optionee pursuant to this Option (including, for the avoidance of doubt, as a consequence of the exercise of the Option or the issue or transfer of the Shares pursuant to exercise) and/or is liable for any secondary class 1 national insurance contributions in respect of any such benefits or payments (together, the “Option Tax Liability”), the Optionee shall make a payment to the Company for an amount equal to such Option Tax Liability, on demand. The Company shall have the right to set-off against any amount payable by the Company any amount payable by the Optionee to the Company under this Option and the Optionee consents to such set-off.

(b)           In relation to the exercise of the Option or the issue or transfer of any Shares to the Optionee pursuant to such exercise, the Optionee shall, before the date of exercise of the Option:

(i)            pay to the Company an amount equal to the Option Tax Liability arising on or in connection with that event;

(ii)           enter into an agreement with the Company by which the board of directors of the Company may require that, following the exercise of the Option or any part thereof, the Shares are allotted or transferred into the name of a nominee for the Optionee on terms that the nominee is unconditionally required to sell sufficient Shares and use the sale proceeds (net of expenses) to meet any obligations of the Company. For the avoidance of doubt, if, for any reason, the nominee is unable to sell sufficient Shares the Optionee will remain liable under the indemnity set out in this Section 17 and shall meet that liability by payment made within 30 days of the Shares being allotted or transferred;

(iii)          enter into other arrangements with the Company which shall ensure that an amount equal to such Option Tax Liability will become payable to the Company within a period determined by the Company in its absolute discretion; and/or

(iv)          if so required by the Company, enter into an election pursuant to paragraph 3B of Schedule 1 to the United Kingdom Social Security Contributions and Benefits Act 1992.

(c)           The obligations of the Optionee under Section 17(b) shall be treated as conditions which must be fulfilled before the Option may be exercised and the Company shall not be obliged to allot and issue or procure the transfer of any Shares or any interest in Shares until the Optionee has complied with such obligations.

18.          Personal Data

(a)           The Optionee hereby agrees and consents to:

(i)            the collection, use and processing by the Company of his personal data (which has the meaning it bears for the purposes of the United Kingdom Data Protection Act 1998) (“Personal Data”), for all purposes reasonably connected with the administration of this Option and the subsequent registration of the Optionee or any other person as a holder of Common Stock acquired pursuant to the exercise of this Option;

(ii)           the Company transferring his Personal Data to or between any of the organisations forming the Company in any country for all purposes reasonably connected with the administration of this Option;

(iii)          the use of his Personal Data by any of the organisations forming the Company for such purposes; and

(iv)          the transfer to and retention of his Personal Data by any third party for such purposes.

(b)           The Company shall handle all of the Optionee’s records in accordance with the Company’s code of good practice, although the Optionee may not have rights under data protection law.

19.          General.

(a)           Notices.   All notices under this Agreement shall be mailed or delivered by hand to the parties at their respective addresses set forth beneath their signatures below or at such other address as may be designated in writing by either of the parties to one another, or to their permitted transferees if applicable. Notices shall be effective upon receipt.

(b)           Shares Reserved.   The Company shall at all times during the Option Period reserve and keep available under the Plan such number of Shares as shall be sufficient to satisfy the requirements of this Option.

(c)           Transferability of Option.   The Option is transferable only to the extent permitted under the Plan at the time of transfer (i) by will or by the laws of descent and distribution, (ii) by a qualified domestic relations order (as defined in Section 414(p) of the Internal Revenue Code), or (iii) to Optionee’s Immediate Family or entities established for the benefit of, or solely owned by, the Optionee’s Immediate Family, but only to the extent permitted under the Plan. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, obligations or torts of Optionee or any permitted transferee thereof.

(d)           Amendment and Termination.   No amendment, modification or termination of this Agreement shall be made at any time without the written consent of Optionee and Company.

(e)           No Guarantee of Tax Consequences.   The Company makes no commitment or guarantee that any tax treatment will apply or be available to Optionee or any other person. The Optionee has been advised, and provided with the opportunity, to obtain independent legal and tax advice regarding the grant and exercise of the Option and the disposition of any Shares acquired thereby.

(f)            Severability.   In the event that any provision of this Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Agreement, and the Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had not been included herein.

(g)           Supersedes Prior Agreements.   This Agreement shall supersede and replace all prior agreements and understandings, oral or written, between the Company and the Optionee regarding the grant of the Options covered hereby.

(h)           Governing Law.   This Agreement shall be construed in accordance with the laws of the State of Texas, without regard to its conflict of law provisions, to the extent federal law does not supersede and preempt Texas law.

20.          Definitions and Other Terms.   The following capitalized terms shall have those meanings set forth opposite them:

(a)	Optionee:	John William Sharp Bentley

(b)	Grant Date:	July 17, 2008

(c)	Shares:	Three Hundred Thousand Nine Hundred Six (322,906) Shares of the Company’s Common Stock.

(d)	Option Price:	£1.30 per Share.

(e)	Option Period:	July 17, 2008 through July 17, 2016 (until 5:00 p.m. CST).

(f)	Vesting Schedule:	Options covered by this Option Agreement shall become vested, provided that, subject to Section 9, Optionee is then, and continuously from the Grant Date has been, an Outside Director of the Company, in accordance with the following schedule:

Vesting Date	Vested %

First Anniversary of the Grant Date	33 1/3%

Second Anniversary of the Grant Date	33 1/3%

Third Anniversary of the Grant Date	33 1/3%

Total	100%

Notwithstanding the above vesting schedule, in the event of a “Change in Control” of the Company (as defined in the Plan at the time of such event), the non-vested portion of the Option shall become immediately 100% vested as of the Change in Control date.

[Signature page follows.]

IN WITNESS WHEREOF, the Company, as of the Grant Date, has caused this Agreement to be executed on its behalf by its duly authorized officer and Optionee has hereunto executed this Agreement as of the same date.

RESACA EXPLOITATION, INC.

By:	/s/ John Lendrum, III

Name:	John J. Lendrum, III

Title:	Chief Executive Officer

Address for Notices:

Resaca Exploitation, Inc.
1331 Lamar Street, Suite 1450 Houston, TX 77010 USA Attn: General Counsel

OPTIONEE

/s/ John William Sharp Bentley
Signature

Address for Notices: